Exhibit 8(h)(6)

Participation Agreement Amendment No. 6 – Vanguard and TFLIC

SIXTH AMENDMENT TO PARTICIPATION AGREEMENT

This Amendment to Participation Agreement is dated and effective as of January 19, 2014, by and among VANGUARD VARIABLE INSURANCE FUND (hereinafter the “Fund”), THE VANGUARD GROUP, INC. (hereinafter the “Sponsor”), VANGUARD MARKETING CORPORATION (hereinafter the “Distributor”), and TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY (hereinafter the “Company”), on its own behalf and on behalf of each separate account of the Company named in Schedule A hereto as may be revised from time to time (each such account hereinafter referred to as the “Account”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the parties hereto have entered into a Participation Agreement dated June 30, 2010 (the “Agreement) and desire to modify certain provisions of the Agreement;

NOW, THEREFORE, in consideration of the mutual promises, the parties hereto agree as follows:

1.	Amendment to Schedule B. Schedule B of the Agreement will be deleted in its entirety and replaced with the attached Schedule B.

2.	No Other Modifications. Except as specifically modified herein, the Agreement remains in full force and effect in accordance with its terms. All references in the Agreement to the “Agreement” shall be deemed to be references to the Agreement as amended hereby. In the event of a conflict between the Agreement and this Sixth Amendment, it is understood and agreed that the provisions of this Sixth Amendment shall control.

3.	Counterparts. This Sixth Amendment may be executed in any number of counterparts and/or by facsimile, each of which shall be deemed to be an original agreement but such counterparts shall together constitute one and the same instrument.

(Signatures on following page)

IN WITNESS WHEREOF, each of the parties hereto has caused this Sixth Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

VANGUARD VARIABLE INSURANCE FUND		THE VANGUARD GROUP, INC.

By:	/s/ Heidi Stam	By:	/s/ Timothy P. Holmes
Name:	Heidi Stam	Name:	Timothy P. Holmes
Title:	Secretary	Title:	Principal
Date:	2/10/14	Date:	2/6/2014

VANGUARD MARKETING CORPORATION		TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ Timothy P. Holmes	By:	/s/ Anne M. Spaes
Name:	Timothy P. Holmes	Name:	Anne M. Spaes
Title:	Principal	Title:	V.P.
Date:	2/6/2014	Date:	3/11/14

SCHEDULE B

LARGE TRANSACTION AMOUNTS

Effective January 19, 2014

Fund Number	Portfolio	Large Transaction Amount
104	Money Market Portfolio	$5,000,000
106	Balanced Portfolio	$1,000,000
107	Equity Index Portfolio	$500,000
108	Equity Income Portfolio	$500,000
109	Growth Portfolio	$500,000
110	International Portfolio	$1,000,000
161	Small Company Growth Portfolio	$1,000,000
257	Total Bond Market Index Portfolio	$1,000,000
260	High-Yield Bond Portfolio	$500,000
274	Short-Term Investment-Grade Portfolio	$1,000,000
277	Capital Growth Portfolio	$500,000
278	Diversified Value Portfolio	$1,000,000
287	Total Stock Market Index Portfolio	$500,000
288	Mid-Cap Index Portfolio	$200,000
349	REIT Index Portfolio	$200,000
710	Conservative Allocation Portfolio	$150,000
712	Moderate Allocation Portfolio	$150,000

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